CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Trustees of
Oppenheimer MidCap Fund:

We consent to the use in this Registration Statement of Oppenheimer MidCap Fund, of our report dated December 20,
2005, included in the Statement of Additional Information, which is part of such Registration Statement, and to the references to our firm under the headings "Financial Highlights" appearing in the Prospectus, which is also part of such Registration Statement and "Independent Registered Public Accounting Firm" appearing in the
Statement of Additional Information.

/s/  KPMG LLP
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KPMG LLP

Denver, Colorado
February _____, 2006